Exhibit 99.II-1(l)

BBI SAYE Share Option Scheme

Index to rules

1	Definitions

2	Offer of participation

3	Restrictions on the granting of options

4	Acceptance and grant of options

5	Rights to exercise options

6	Exercise of options

7	Takeover offers, reconstructions and amalgamations

8	Exchange of options

9	Winding-up

10	Adjustment of options

11	Expenses

12	Administration

13	General

14	Modifications and alterations to this scheme

15	Trustees

16	Inland Revenue Requests

17	Termination

RULES OF THE BBI SAYE SHARE OPTION SCHEME

1              Definitions

1.1           In this Scheme the words and expressions set out below shall have the meanings specified against them unless otherwise specifically provided and any reference to a provision of an Act of Parliament shall include any modification, consolidation, re-enactment or extension of it.

‘Acquiring Company’ a company which obtains Control of the Company in accordance with rule 8

‘Act’ Income Tax (Earnings and Pensions) Act 2003

‘Admission’  admission of the Shares (including the Placing Shares) to trading on the Alternative Investment Market becoming effective in accordance with Rule 6 of the rules of the London Stock Exchange

‘Aggregate Option Price’ the amount payable as consideration for the Shares to be acquired upon the exercise of an Option in full, being the product of the Option Price and the number of Shares over which that Option subsists

‘Announcement Date’ the date on which the Company makes a preliminary announcement of its results for the last preceding financial year, half year or other period

‘Any Other Scheme’ any scheme (other than this Scheme) adopted by the Company in general meeting which provides for the subscription of Shares by or on behalf of employees of the Company and/or any of its Subsidiaries

‘Appropriate Authority’ the authority or authorities nominated by the Company and with which a Savings Contract is entered into by an Eligible Employee

‘Associated Company’ a company which is an associated company of the Company as defined in paragraph 47(1) of the Schedule

‘the Auditors’ the auditors for the time being of the Company (acting as experts but not as arbitrators) or if there are joint auditors such one of them as the Board shall select

‘the Board’ the board of directors of the Company or a duly appointed committee thereof

‘Bonus’ any sum by way of terminal bonus payable under a Savings Contract being the additional payment made by the Appropriate Authority when repaying contributions made under such a Savings Contract

‘Bonus Date’ where the Appropriate Authority is required to pay the Maximum Bonus, the earliest date on which the Maximum Bonus is payable, where the Appropriate Authority is required to pay the Standard Bonus, the earliest date on which the Standard Bonus is payable, and in any other case the earliest date on which the Lower Bonus is payable under the Savings Contract

‘Closing Date’ the date specified by the Board in the invitation being not less than 14 days after the Date of Invitation

‘the Company’ BBI Holdings plc (registered in England No 3898291)

‘Control’ the meaning given to that expression by section 719 of the Act

‘Continuous Service’ the same meaning as for continuous employment in the Employment Rights Act 1996

‘Date of Adoption’ the date of the adoption of this Scheme by resolution of the Company or, if later, the date on which the Inland Revenue approves this Scheme under the Act

‘Date of Commencement’ the earliest practicable starting date determined by the Board of an Eligible Employee’s Savings Contract

‘Date of Grant’ the date determined under rule 4.4 upon which an Option is granted

‘Date of Invitation’ the date upon which the Board issues invitations under rule 2.2 to Eligible Employees inviting them to apply for an Option

‘Dealing Day’ a day on which the London Stock Exchange is open for the transaction of business

‘Eligible Employee’ any person who:

(a)           (i)            is an employee or Full-Time director of a Participating Company; and

(ii)           is chargeable to tax in respect of his employment or office under Case I of Schedule E; and

(iii)          has such qualifying period (if any) of Continuous Service (being a period commencing not earlier than six months prior to the Date of Grant) as the Board may determine; or

(b)           is an employee or executive director of a Participating Company and is nominated by the Board (or is nominated as a member of a category of such employees or executive directors)

but in all cases excluding any person who is prohibited from participating by reason of the provisions of paragraph 11 of the Schedule

‘Employees Share Scheme’ an employees’ share scheme within the meaning of section 743 of the Companies Act 1985

‘Employment’ employment by the Company and/or any Subsidiary and/or for the purpose of rule 8 any Acquiring Company or a company under the Control of the Acquiring Company but for the purpose of the Scheme excludes Employment during any period of notice of dismissal

‘FSMA’ the Financial Services and Markets Act 2000

‘Full-Time’ in the case of a director, one who works for not less than 25 hours per week, excluding meal breaks

‘Group’ the Company and its Subsidiaries from time to time (and “Group Company” shall be construed accordingly)

‘Issue or Re-organisation’ any issue of shares or other securities of the Company other than as consideration for an acquisition and/or any capitalisation consolidation or sub-division or reduction of share capital in the Company

‘The London Stock Exchange’ the London Stock Exchange plc

‘Lower Bonus’ the bonus paid by the Appropriate Authority at the end of a period of three years from the Date of Commencement

‘Market Value’ such value per share as the Board determines in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992  and agreed in advance with Shares Valuation of the Inland Revenue or the middle market quotation of a Share as derived from The London Stock Exchange Daily Official List

‘Maximum Bonus’ the Bonus paid by the Appropriate Authority at the end of a period of seven years from the Date of Commencement

‘Model Code’ the model code for transactions in securities by directors and relevant employees published from time to time by the UKLA and/or any other code of dealing adopted or maintained by the Company in addition to or replacement of such publication

‘Option’ a right to acquire Shares pursuant to this Scheme

‘Option Holder’ a person holding an Option granted to him under the provisions of this Scheme or where the context so admits his personal representative(s)

‘Option Period’ a period of up to six months after the Bonus Date applicable to the Savings Contract

‘Option Price’ the acquisition price for a Share determined by the Board in accordance with rule 2.2

‘Participating Company’ (i) the Company; and (ii) any other Company which is under the control of the Company, is a subsidiary of the Company and is for the time being designated by the Board as a Participating Company

‘Placing’ the placing of the Placing Shares at the Placing Price pursuant to the Placing Agreement

‘Placing Agreement’ the conditional placing agreement entered into or to be entered into between the directors of the Company, the Company and Teather & Greenwood Limited

‘Placing Price’ the price per share payable in terms of the Placing Agreement

‘Placing Shares’ the Shares subject to the Placing

‘Prohibited Period’ any period during which dealings in Shares by directors or relevant employees are prohibited by the Model Code, FSMA or the Criminal Justice Act 1993

‘Redundancy’ dismissal by reason of redundancy within the meaning given by the Employment Rights Act 1996

‘Savings Contract’ a certified contractual savings scheme as defined by paragraph 24 of the Schedule being a bank or building society contractual ‘Sharesave’ scheme which has been approved by the Inland Revenue for the purposes of the Schedule and into which an Eligible Employee makes regular periodical contributions for the purpose of this Scheme

‘the Schedule’ Schedule 3 to the Act

‘this Scheme’ the BBI SAYE Share Option Scheme established by these Rules in its present form or as from time to time amended in accordance with provisions hereof and which has been approved by the Board of the Inland Revenue under the Schedule

‘Shares’ fully paid ordinary shares of 2.5 pence each in the share capital of the Company which comply with the conditions of paragraphs 17 to 22 (inclusive) of the Schedule or which satisfied such conditions prior to a person obtaining Control of the Company

‘Specified Age’ 65 years of age

‘Standalone Option’ means the standalone unapproved option over such number of ordinary shares of 2.5 pence each in the share capital of the Company as is equivalent to three per cent of the entire issue share capital of the Company following Admission granted to David Evans

‘Standard Bonus’ the Bonus paid by the Appropriate Authority at the end of a period of five years from the Date of Commencement

‘Subsidiary’ a company which is

(a)           both under the Control of the Company and which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985; or

(b)           which is approved by the Inland Revenue and which is not under the Control of any single person but which is controlled by two persons one of whom is the Company (‘a Jointly Owned Company’) and whose employees do not participate in any Employees Share Schemes approved under the Schedule other than those which may be operated from time to time by the Company; or

(c)           which is approved by the Inland Revenue and which is under the control of a Jointly Owned Company and whose employees do not participate in any Employees’ Share Schemes approved under the Schedule other than those which may be operated from time to time by the Company

(and Subsidiaries shall be construed accordingly)

‘UKLA’ the “competent authority” as that expression is defined in FSMA.

1.2           In these Rules words denoting the singular number only shall include the plural number and words denoting the masculine gender shall include the feminine gender. All headings are for ease of reference only and shall not affect the construction of any of the provisions hereof.

2              Offer of participation

2.1           Every Eligible Employee shall be entitled to participate in this Scheme.

2.2           Subject to the restrictions hereinafter contained, the Board shall from time to time invite every Eligible Employee to apply for an Option to subscribe for Shares at the Option Price. The Board shall determine the Option Price which shall be not less than eighty per cent of the Market Value of a Share:-

2.2.1        averaged over the 3 Dealing Days immediately preceding the date of the invitation; or

2.2.2        if the Board so determines, at such earlier time as may be previously agreed in writing with the Inland Revenue; or

2.2.3        if higher and the Board has determined that the exercise of the Option will be satisfied by the issue of Shares directly to the Option Holder, the nominal value of a Share.

2.3           Subject to rule 2.4 invitations to apply for Options shall only be issued:

2.3.1        as soon as practicable after the Date of Adoption and, in any event, not later than 42 days after receipt of the letter from the Inland Revenue of formal approval of the Scheme under the Act (the “Date of Approval”)); or

2.3.2        if later than the Date of Approval, within the period commencing on the date of Admission and ending forty-two days after the date of Admission; or

2.3.3        within the period commencing on the Dealing Day following an Announcement Date and ending 42 days after such Announcement Date; or

2.3.4        within the period of 42 days commencing on any day on which changes to the legislation affecting savings related share option schemes approved by the Inland Revenue pursuant to Schedule 3 to the Act are proposed or made or when a new form of Savings Contract prospectus is announced or takes effect.

Provided that an Option may not be granted during a Prohibited Period, except in circumstances where this is permitted under the Model Code. If any of the time periods above would result in the issue of an invitation being precluded as a result of falling within a Prohibited Period, the time period may be extended until not later than seven days after the expiry of the Prohibited Period.

2.4           The Board may issue invitations to apply for Options outside the periods specified in rule 2.3 above in circumstances which they consider in their absolute discretion to be sufficiently exceptional to justify the issue of invitations at that time.

2.5           Upon the issue of an invitation to an Eligible Employee to apply for an Option, the Company shall give to the Eligible Employee notice in writing specifying the limit, if any, on the number of Shares over which applications for Options will be accepted on that occasion fixed by the Board pursuant to rule 2.7, the amount of the consideration to be paid for an Option to be granted, whether Eligible Employees may elect for the repayment under the savings contract to be taken as including the Maximum Bonus, as including the Standard Bonus, as including the Lower Bonus, as including any one of 2 or more specified Bonuses or as not including a Bonus and the Closing Date for applications.

2.6           Each Eligible Employee may, not later than the Closing Date specified in the invitation, apply for an Option by delivery (in terms prescribed by the Board) of a duly completed application and form of authority to the Board to complete and/or amend such application for an Option on behalf of the Eligible Employee in such manner as the Board may determine having regard to the requirements and the provisions of rules 3 and 4.2 below. The number of Shares comprised in the Option for which any application is made shall be the nearest whole number of Shares (rounding down) obtained by dividing the amount repayable (including the terminal bonus) under a Savings Contract by the Option Price.

2.7           On or before each Date of Invitation the Board may subject always to the provisions of rule 3 determine a limit upon the total number of Shares over which applications for Options will be accepted on that occasion.

3              Restrictions on the granting of options

3.1           The aggregate number of Shares which may be issued on the exercise of Options granted on any day in the period of 10 years commencing on the Date of Adoption shall not, when added to the aggregate of:

3.1.1        the total number of Shares issued or remaining issuable in respect of Options granted in the ten years preceding that day;

3.1.2        the total number of Shares issued or remaining issuable in respect of options granted under Any Other Scheme in the ten years preceding that day; and

3.1.3        the total number of Shares issued or remaining issuable in respect of the Standalone Option;

exceed such number as represents 15 per cent of the issued ordinary share capital of the Company immediately prior to that day.

For the purpose of the limits contained in rule 3.1 there shall be disregarded any shares subject to rights which have lapsed, been renounced or otherwise become incapable of being exercised; and any shares issued on the exercise of an option shall be taken into account once only (when the option is granted) and shall not fall out of account when the option is exercised.

3.2           Individual participants limit

3.2.1        The Aggregate Option Price for the shares for which an Eligible Employee is granted an Option must as nearly as possible be equal to but shall not exceed the repayment due to the Eligible Employee from the Savings Contract specified in accordance with rule 4.1.

3.2.2        The monthly contributions payable by an Option Holder under a Savings Contract shall be in multiples of £1 and shall not:

3.2.2.1     be less than £10; or

3.2.2.2     exceed the lower of £250 or such maximum amount as is from time to time permitted under the provisions of paragraph 25 of the Schedule when aggregated with the monthly contributions being paid under any other Savings Contract entered into by an Option Holder in connection with the grant of any Option.

3.3           Time limit for scheme

No Options shall in any event be offered more than ten years after the Date of Adoption.

4              Acceptance and grant of options

4.1           An Eligible Employee may make an application by the Closing Date in the form specified by the Board. Such applications shall state (in multiples of £1) the amount of the monthly contribution to the Savings Contract and whether the consideration for the Shares shall include in addition to the repayment of contributions the Lower Bonus, the Standard Bonus or the Maximum Bonus.

4.2           If, on the Closing Date the total number of Shares applied for by Eligible Employees exceeds the number of Shares available for this Scheme at that time having regard to the limits contained in rules 2.7 and 3, the number of Shares applied for shall be reduced by applying the provisions set out in rule 4.3 below in respect of all applications in the same manner in such order and combination as the Board in its absolute discretion may determine (provided always that in reducing the number of Shares applied for, any adjustments shall ensure that an Eligible Employee’s monthly contribution remains a multiple of £1.00 and is not less than the minimum monthly contribution), to ensure that those limits are not exceeded.

4.3           The provisions referred to in rule 4.2 above are:

4.3.1        by amending all applications involving the inclusion of the Maximum Bonus so as to include only the Standard Bonus;

4.3.2        by amending all applications involving the inclusion of the Standard Bonus (including, where the Board so determines, those reduced to the Standard Bonus pursuant to rule 4.3.1) so as not to include any bonus;

4.3.3        by pro rating as far as necessary the monthly contributions in excess of the minimum monthly contribution determined under rule 3.2 which Eligible Employees may make into Savings Contracts;

4.3.4        by granting Options on the basis of a lottery in which all applicants shall participate and which shall be conducted by the Board;

4.3.5        any other arrangements to which the Board of the Inland Revenue has given its prior approval;

4.3.6        by granting no Options.

4.4           Subject as hereinafter provided, the Board shall, as soon as reasonably practicable, and in any event not later than 30 days (or 42 days where scaling down is required) after the first Dealing Day used to establish the Option Price grant Options to those Eligible Employees who have applied for the same. Options will only be granted over the number of Shares in respect of which application has been made or over such reduced number of Shares as shall be determined as appropriate in accordance with rules 2, 3 and 4.

4.5           If applications are scaled down pursuant to rule 4.3, each Eligible Employee shall be notified that an adjustment has been made and of the number of Shares over which his Option is to be granted, the rate of contribution under the related Savings Contract and the Bonus Date thereof as soon as reasonably practicable.

4.6           Options shall only be granted pursuant to the foregoing provisions of this rule upon the relevant application for entry into the Savings Contract being accepted and the first contribution thereunder being paid. Subject thereto, the Company shall as soon as possible issue option certificates, in such form as the Board shall determine, in respect of all Options granted. An option certificate shall specify the number of Shares over which the Option has been granted, the Option Price, the Bonus Date and the Date of Grant of the Option and shall otherwise be in such form as the Board may from time to time determine. If any such certificate shall become worn out, defaced, destroyed or lost, it may be renewed on such evidence being provided as the Board shall require.

4.7           No Option shall be granted to a person who at the Date of Grant is not a person eligible to participate in the Scheme as provided in part 3 of the Schedule.

4.8           No Option shall be granted to any individual unless he is in Employment on the Date of Grant of Options.

4.9           Each Option shall be personal to the Option Holder to whom it is granted or in the event of his death to his legal personal representative(s) and shall not be chargeable or transferable. If an Option Holder does or suffers any act or thing whereby he would be deprived of the legal or beneficial ownership of an Option that Option shall lapse forthwith.

5              Rights to exercise options

5.1           No Option may be exercised at any time when the person seeking to exercise it is (or, in the case of exercise by personal representative(s) under rule 5.2, the Option Holder at the date of his death shall have been) excluded from such exercise under paragraph 11 of the Schedule. An Option may not be granted, exercised, surrendered or released at a time when such grant, exercise, surrender or release would not be in accordance with the Model Code, FSMA or the Criminal Justice Act 1993. Save as provided in this rule and rules 7 and 9, an Option may not be exercised before the relevant Bonus Date as determined by the election made by an Eligible Employee pursuant to rule 4.1 but may then be exercised before the expiry of the Option Period and at the expiry of such period (if not exercised) shall lapse.

5.2           If an Option Holder dies at a time when his Option remains available for future exercise by him, his personal representative(s) shall have the right to exercise such Option in whole or in part by applying the repaid contributions made at the date of death and any bonus and/or interest paid thereon from the relevant Savings Contract:

5.2.1        if his death occurs before the relevant Bonus Date, during the period of twelve months from the date of his death; or

5.2.2        if his death occurs on or within six months after the relevant Bonus Date, within twelve months of such Bonus Date.

5.3           If an Option Holder ceases to be in Employment with the Company by reason of:

5.3.1        injury or disability; or

5.3.2        Redundancy; or

5.3.3        retirement on reaching the Specified Age or at any other age at which the Option Holder is bound to retire in accordance with his contract of employment; or

5.3.4        early retirement with the agreement of his employer more than three years after the Date of Grant the Option may only be exercised within six months after such cessation of Employment and at the expiry of such period shall lapse.

5.4           If an Option Holder ceases to hold an office or Employment by virtue of which he is an Eligible Employee by reason only that such office or Employment is EITHER in a company of which the Company ceases to have Control OR relates to a business or part of a business which is transferred to a person who is not an Associated Company then, subject to rule 5.1, any Option held by him shall be exercisable for a period of six months from the date of such cessation and at the expiry of such period shall lapse.

5.5           If an Option Holder ceases to hold any office or Employment with the Company more than three years after the Date of Grant of an Option for any reason other than as set out in rules 5.2, 5.3 or 5.4 then subject to rule 5.1 such Option may be exercised within six months of the date of such cessation and at the expiry of such period shall lapse.

5.6           If an Option Holder ceases to hold any office or Employment with the Company otherwise than as contemplated by rules 5.2, 5.3, 5.4 or 5.5 any Option by him shall thereupon lapse and be of no further effect PROVIDED THAT an Option Holder will not be treated as having ceased to be in Employment if he becomes employed by a company which is not a Participating Company but which is either an Associated Company or a company under the Control of the Company.

5.7           If an Option Holder reaches the Specified Age but continues to remain in Employment, the Option may be exercised for up to six months after the date he reaches such age provided such exercise takes place within the Option Period. If not so exercised the Option remains exerciseable within the Option Period or otherwise in accordance with rules 5.2 to 5.5 above.

5.8           The Aggregate Option Price by an Option Holder on exercising an Option shall not exceed the repayment under the Savings Contract.

5.9           If an Option Holder gives notice or is deemed to give notice to the Appropriate Authority that he intends to stop paying contributions under his Savings Contract, the Option shall lapse and be of no further effect.

5.10         No person shall be treated for the purposes of this rule as ceasing to be employed by the Company unless he ceases to hold any office or employment with the Company or any Associated Company or any Company of which the Company has Control.

6              Exercise of options

6.1           In order to exercise an Option in whole or in part, the Option Holder or as the case may be, his personal representative(s) must deliver to the Secretary of the Company a notice in writing specifying the number of Shares in respect of which the Option is being exercised, accompanied by payment in full for those Shares in respect of which the Option is exercised. Such notice shall take effect on the day it is delivered and such day shall constitute, for all purposes, the date of exercise of such Option. The Option certificate shall also be lodged with the Company, but failure to do so will not invalidate the exercise of the Option. The Company shall keep a suitable form of notice available, so that an Option Holder desirous of exercising an Option may obtain copies thereof from the Secretary of the Company. If an Option is exercised in part only, the balance of the Option not thereby exercised shall lapse forthwith. The relevant Shares shall be allotted and issued or transferred within 30 days following such date of exercise.

6.2           The Shares so to be allotted or transferred shall be identical and rank pari passu in all respects with the fully paid Shares of the same class in issue on the date of such exercise, save as regards any rights attaching to shares by reference to a record date prior to the date of exercise.

6.3           The allotment or transfer of any Shares under this Scheme shall be subject to obtaining any approval or consent as is mentioned in rule 13.6 below.

7              Takeover offers, reconstructions and amalgamations

7.1           Subject to the provisions of rule 7.2 below, if an offer is made to all shareholders to acquire the whole of the issued Shares (other than those which are already owned by the offeror and/or any persons acting in concert with him), notice thereof shall be given by the Company to all Option Holders and an Option Holder or, as the case may be, his personal representative(s) shall at any time within six months of any conditions of the offer being satisfied and of the offeror (together with any person acting with him) obtaining Control of the Company be entitled to exercise his Option to the extent permitted by rule 5.8 provided that an Option Holder shall not be entitled to exercise his Option during the period between the announcement of the offer and the date on which it lapses, is withdrawn (or becomes unconditional) and provided it is before the expiry of the Option Period. All options remaining unexercised at the expiry of the said period of six months shall lapse.

7.2           If during the period of six months referred to in rule 7.1 the offeror becomes entitled to exercise the rights of compulsory acquisition of Shares pursuant to sections 428-430F of the Companies Act 1985 and gives notice in writing to Option Holders of its intention to exercise such rights as regards all Shares issued pursuant to Options exercised prior to a specified date (not being earlier than one month after the date of such notice) Options shall remain exercisable until the specified date (provided it is before the expiry of the Option Period). Options shall lapse at the specified date to the extent that they have not been exercised..

7.3           If under section 425 of the Companies Act 1985 the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the company whose shares comprise the Shares or its amalgamation with any other company or companies notice thereof shall be given by the Company to all Option Holders and an Option Holder or, as the case may be, his personal representative(s) shall at any time within six months of such compromise or arrangement being sanctioned by the Court (provided it is before the expiry of the Option Period) be entitled to exercise his Option to the extent permitted by rule 5.8. On the expiry of the said period of six months Options will lapse immediately.

8              Exchange of options

8.1           If an Acquiring Company:

8.1.1        obtains Control of the Company as a result of making:

8.1.1.1     a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

8.1.1.2     a general offer to acquire all the Shares or such of the Shares as are not already owned by the Acquiring Company and/or by its holding company and/or by any Subsidiary of it or its holding company; or

8.1.2        obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 425 of the Companies Act 1985; or

8.1.3        becomes bound or entitled to acquire the Shares under sections 428 to 430F of the Companies Act 1985 any Option Holder may at any time within the appropriate period (as after defined), by agreement with the Acquiring Company, release each subsisting Option he holds which has not lapsed in accordance with any other provisions of these Rules (‘the Old Option’) in consideration of the grant to him of a new option (‘the New Option’) which complies with the provisions of rule 8.3.

8.2           In rule 8.1 above ‘the appropriate period’ means:

8.2.1        in a case falling within sub-paragraph 8.1.1, the period of six months beginning with the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made is satisfied;

8.2.2        in a case falling within sub-paragraph 8.1.2, the period of six months beginning with the time when the Court sanctions the compromise or arrangement; and

8.2.3        in a case falling within sub-paragraph 8.1.3, the period during which the Acquiring Company remains bound or entitled as mentioned in that sub-paragraph.

8.3           The New Option referred to in rule 8.1 above must:

8.3.1        be over shares in the Acquiring Company or a company having Control over the Acquiring Company or a company which is or has Control of a company which is a member of a consortium owning either the Acquiring Company or a company having Control of the Acquiring Company which satisfy the conditions specified in paragraphs 17 to 22 inclusive of the Schedule. Accordingly, with effect from the release of the Old Option and in relation to the New Option references to ‘the Company’ in rules 6.1, 7, 8, 9, 11, 12, 13.1 and 13.2 shall be construed as if they were references to the Acquiring Company and references to ‘Shares’ in rules 6, 7.1, 8.1, 8.3, 10, 11, 12.2, 13.1 and 13.2 shall be construed as if they were references to shares in the Acquiring Company or, as the case may be, such other company in respect of whose shares the New Option is granted;

8.3.2        either constitute the right to acquire such number of Shares as has on the acquisition of the New Option an aggregate market value equal to the aggregate market value of the Shares the subject of the Old Option on its release (market value for this purpose being established as provided in the definition of ‘Market Value’ in rule 1.1 with the substitution of a reference to ‘the date of acquisition and disposal’ for the reference to ‘the Dealing Day immediately preceding the relevant Date of Invitation’);

8.3.3        have an Option Price such that the aggregate Option Price payable on complete exercise equals the aggregate Option Price which would have been payable on complete exercise of the Old Option; and

8.3.4        be otherwise identical in terms to the Old Option.

8.4           The New Option shall, for all the other purposes of the Scheme, be treated as having been acquired at the same time as the Old Option for which it is exchanged.

9              Winding-up

9.1           If an effective resolution in general meeting for the voluntary winding-up of the Company is passed before the expiry of the Option Period, and notwithstanding that the Option Period may not have begun, Options shall thereupon become and shall remain capable of exercise (to the extent permitted by rule 5.8 hereof) for the period of six months after such resolution becomes effective (at the end of which period all Options shall lapse immediately), provided that such Option is so exercised before the expiry of the Option Period. If such resolution is duly passed, Option Holders who have previously exercised their Options (or who do so during the said period of six months) shall be entitled to share as appropriate in the net assets of the Company but all other Options shall lapse.

9.2           Any Option shall lapse in the event of the Company being wound up otherwise than on a voluntary winding-up.

10           Adjustment of options

10.1         Upon the occurrence of an Issue or Re-organisation, subject to rule 10.3 the number of Shares comprised in each Option and/or the Option Price thereunder may be adjusted (subject to the prior approval of the Board of the Inland Revenue) in such manner as the Board may deem appropriate provided that no increase shall be made to the Aggregate Option Price relating to any Option and the Option Price shall never be less than par. Notice of any such adjustments shall be given to the Option Holders by the Board who may call in Option certificates for endorsement or replacement. The Board may seek written confirmation from the Auditors that any such adjustment is in their opinion fair and reasonable. Subject to rules 10.2 and 10.3, no adjustment shall be made to the Option Price which would result in the Shares subject to an Option being issued at a price per Share lower than the nominal value of a Share and, if an adjustment would so result, the Option Price shall be the nominal value of a Share.

10.2         Notwithstanding rule 10.1, an adjustment may be made which would result in the Shares subject to an Option being issued at a price per Share lower than the nominal value of a Share if and to the extent that the Board are authorised to capitalise from the Company’s reserves a sum equal to the amount by which the aggregate nominal value of the Shares subject to the Options which are adjusted exceeds the aggregate adjusted Option Price under such Options. If such an adjustment is made, on the subsequent exercise of the Option the Board shall capitalise such sum and apply the sum in paying up such excess.

10.3         An adjustment shall not have effect until the adjustment has been approved by the Inland Revenue.

11           Expenses

11.1         Any expenses involved in any issue of Shares into the name of any Option Holder or his personal representative(s) or nominee(s) shall be payable by the Company.

12           Administration

12.1         Any notification or other notice in writing which the Company is required to give or may desire to give any Eligible Employee or Option Holder in pursuance of this Scheme shall be sufficiently given if delivered to him by hand or sent through the post in prepaid cover addressed to the Eligible Employee or Option Holder at the address last known to the Company as being his address. Any certificate, notification or other notice in writing required to be given to the Company or Associated Company or the Secretary of the Company shall be properly given if sent to or delivered to the Company or the Associated Company concerned at its respective registered or principal offices. Any notification, certificate or other notice sent by post shall be deemed delivered on the second day following the date of posting.

12.2         Option Holders shall have available to them copies of all notices and other documents sent by the Company to its holders of Shares generally.

12.3         The Board shall have power from time to time to make or vary regulations for the administration and operation of this Scheme provided that the same are not inconsistent with the provisions of this Scheme or would cause the Board of the Inland Revenue to withdraw its approval of this Scheme under the approval conditions of the Schedule.

13           General

13.1         The Board shall at all times keep available for issue such authorised and unissued Shares as may be required to meet the subsisting subscription rights of Option Holders.

13.2         The Company shall at its expense make application to the Council of The London Stock Exchange either for admission to the Official List or permission for the introduction to the Alternative Investment Market of all Shares allotted pursuant to the exercise of any Option provided that Shares are at that time either listed on The London Stock Exchange or introduced to the Alternative Investment Market (“AIM”).

13.3         The decision of the Board in any dispute or question relating to any Option shall be final and conclusive, subject to the confirmation of the Auditors whenever required under the provisions of this Scheme.

13.4         The Company in general meeting or the Board may at any time resolve to terminate this Scheme in which event no further Options shall be granted but the provisions of this Scheme shall in relation to Options then subsisting continue in full force and effect.

13.5         Participation in this Scheme by an Eligible Employee is a matter entirely separate from any pension right or entitlement he may have and from his terms or conditions of employment and participation in this Scheme shall in no respect whatever affect in any way an Eligible Employee’s pension rights or entitlement or terms or conditions of employment and in particular (but without limiting the generality of the foregoing words) any Option Holder or Eligible Employee whose employment by a Group Company terminates for whatever reason shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

13.6         The grant of an Option shall be subject to obtaining any approval or consent required under the provisions of the Admissions of Securities to Listing published by the London Stock Exchange, of the rules of the London Stock Exchange governing admission to and the operation of AIM and of the City Code on Takeovers and Mergers, or of any regulations and enactments thereunder.

14           Modifications and alterations to this scheme

14.1         This Scheme may be altered by the Board from time to time in any manner subject to the following provisions:

14.1.1      no modification or alteration shall be effective until it has been approved by the Board of the Inland Revenue in accordance with the provisions of the Schedule in order that approval of this Scheme shall not be withdrawn.

14.1.2      except with the prior sanction of the Company in general meeting, no alteration shall be made to this Scheme altering to the advantage of Eligible Employees (present or future) the following provisions of this Scheme namely the definitions of ‘Eligible Employee’, ‘Issue or Re-organisation’, ‘Market Value’ and ‘Option Price’ or to the following rules:

(a)           rule 2;

(b)           rule 3;

(c)           rule 4;

(d)           rule 5;

(e)           rule 6;

(f)            rules 7, 8, 9, 10 and 14;

unless such modification or alteration is necessary or expedient to enable the Scheme to continue to be approved by the Board of the Inland Revenue in accordance with the provisions of the Schedule or unless (other than in regard to rule 2.2 or rule 3) such modification or alteration is a minor amendment made to reflect any change to the Act or the Schedule or to obtain or maintain favourable tax, exchange control or regulatory treatment for the Company or participants.

14.1.3      No modification or alteration shall be made which would abrogate or alter adversely the subsisting rights of an Option Holder unless it is made:

14.1.3.1   with the consent in writing of such number of Option Holders as hold Options under the Scheme to acquire more than 50 per cent of the Shares which would be issued or transferred if all Options granted and subsisting under the Scheme were exercised; or

14.1.3.2   by a resolution at a meeting of Option Holders passed by not less than 50 per cent of the Option Holders who attend and vote either in person or by proxy;

and for the purposes of this rule 14.1 the Option Holders shall be treated as the holders of a separate class of share capital and the provisions of the Articles of Association of the Company relating to class meetings shall apply mutatis mutandis;

14.1.4      no modification or alteration shall be made to the Scheme if it would thereby cease to be an Employees Share Scheme.

15           Trustees

15.1         The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by section 153 of the Companies Act 1985, provided that any trust deed to be made for this purpose shall, at a time when the Scheme is approved by the Board of the Inland Revenue under the Schedule, have previously been submitted to the Board of the Inland Revenue.

16           Inland Revenue requests

16.1         The Company shall provide to the Board of the Inland Revenue (within such time limit as the Inland Revenue directs) any information requested by it under paragraph 45 of the Schedule and an Option Holder shall:

16.1.1      promptly provide to the Company such information as it may reasonably request; and

16.1.2      consent to the Company providing such information concerning him to the Board of the Inland Revenue for the purpose of complying with such request from the Board of the Inland Revenue.

17           Termination

17.1         The Company in general meeting or the Board may at any time resolve to terminate this Scheme in which event no further Options will be granted but the provisions of this Scheme shall in relation to the Options then subsisting continue in full force and effect.